UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 11, 2021

Date of Report (Date of Earliest Event Reported)

INTELGENX  TECHNOLOGIES  CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31187	870638336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6420 Abrams, Ville St- Laurent, Quebec, Canada	H4S 1Y2
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (514) 331-7440

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

[  ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[  ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]Pre-commencement communication pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4©)

Securities registered pursuant to Section 12(b) of the Act: None.

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	IGXT IGX	OTCQB TSX Venture Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                      ☐

Item 5.02. Appointment of Certain Officer.

The Board of Directors of IntelGenx Technologies Corp. (the "Company") announced today, that it has appointed Tommy Kenny, to serve as Vice President, Intellectual Property and Legal Affairs, General Counsel of IntelGenx Corp., the Company's operating subsidiary,  pursuant to the terms and conditions of  a Memorandum of Agreement (the "Agreement").

Mr. Kenny has been with IntelGenx since 2016, where he grew into different positions including his most recent position as Director of Intellectual Property and Legal Affairs. In his new role, Mr. Kenny will continue to oversee IntelGenx' legal activities, including intellectual property management and cannabis related matters.

Prior to joining IntelGenx in October 2016, from May 2012 to October 2016, Mr. Kenny was with Brouillette & Associés, a Montreal Intellectual Property Boutique law firm. In his most recent position at this firm he was an attorney advising clients on various intellectual property and commercial matters. From 2009 to 2013 Mr. Kenny was a student of law as well as chemistry at the University of Sherbrooke.

Mr. Kenny holds a Juris Doctor in North American Common Law from the University of Montreal, a Bachelor of Law as well as a Master of Chemistry from the University of Sherbrooke, and a Bachelor of Science with honors in Chemistry from Bishop's University.

The Company is not aware of any family relationships, by blood, marriage or adoption, between Mr. Kenny and any other director, executive officer, or nominee as a director or officer of the Company.

On January 11, 2021 IntelGenx Corp., a wholly owned subsidiary of the Company entered into an Agreement with Mr. Tommy Kenny. Pursuant to the Agreement Mr. Kenny has been appointed as Vice-President, Intellectual Property and Legal Affairs, General Counsel of IntelGenx Corp. The appointment is subject to TSX Venture Exchange approval and Health Canada clearance.

Under the terms of his Agreement, Mr. Kenny will be paid an annual salary of CAN$150,000 beginning January 2021. He shall also receive a monthly automobile allowance of CAN$750. Pursuant to the Agreement, Mr. Kenny is entitled to receive 150,000 options to purchase common shares under the Company's 2016 Stock Option Plan. He is further entitled to receive an annual bonus of up to 30% of his base salary for meeting certain performance targets.

Mr. Kenny's ('the Vice President') employment agreements provide for the following termination provisions:

If the Vice President is terminated for any reason other than for Cause (as defined in the Agreement), then they shall (i) receive a lump sum payment of the base salary that would have been payable for a 12 month period (the "Severance Period"), (ii) be entitled to continued participation in employee benefit plans ending on the earlier of the end of the Severance Period and receipt of equivalent plans of a subsequent employer, and (iii) receive payment of any accrued bonus. In addition, all unvested stock options shall vest immediately (collectively the "Termination Benefits").

On the occurrence of a Change in Control (as defined in the Agreement), the Vice President may terminate the Agreement within a period of six months and the Company shall be required to provide the Vice President with the Termination Benefits.

The Agreements contain non-competition and non-solicitation provisions for a period of twelve months on termination of the Agreements for whatever reason whether voluntary or involuntary.

Item 8.01 Other Events.

On January 12, 2021, the Company issued a press release announcing the appointment of Mr. Kenny. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Exhibit	Description

99.1	Press Release dated January 12, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

Dated: January 14, 2021	By: /s/Horst G. Zerbe
Horst G. Zerbe
Chief Executive Officer